Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the 2013 Share Incentive Plan and 2014 Share Incentive Plan of Dehaier Medical Systems Limited and Affiliate of our report dated March 31, 2014 with respect to the consolidated financial statements of Dehaier Medical Systems Limited and Affiliate included in the Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 31, 2014.

/s/ Friedman LLP

New York, New York

September 25, 2014